Exhibit 99.1

Repros Therapeutics Inc.® Reports Fourth Quarter and Year End 2016 Financial Results

THE WOODLANDS, Texas, March 31, 2017 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the fourth quarter and year ended December 31, 2016.

Financial Results

Net loss for the three month period ended December 31, 2016, was ($4.0) million or ($0.16) per share as compared to a net loss of ($6.3) million or ($0.26) per share for the same period in 2015.  The net loss for the year ended December 31, 2016, was ($17.3) million or ($0.70) per share as compared to a net loss of ($29.2) million or ($1.20) per share for 2015.  The decrease in net loss for both periods was primarily due to decreased clinical development expenses related to the Company’s product candidates, as well as decreases in non-cash stock based compensation, payroll and legal expenses.

Research and development (“R&D”) expenses decreased 47%, or approximately $11.4 million, to $12.8 million for the full year 2016 as compared to $24.1 million for 2015.  The decrease was primarily due to decreased clinical development costs related to our enclomiphene product candidate.  Payroll and benefits expenses decreased 47%, or approximately $2.4 million, to $2.7 million for the full year 2016 as compared to $5.2 million for 2015.  This decrease was primarily due to a decrease in non-cash stock based compensation expense of $1.4 million and a reduction in R&D headcount resulting in a decrease in salaries of $901,000, including a bonus awarded to R&D personnel in 2015 in the amount of $338,000. Included in R&D payroll and benefits expense is a charge for non-cash stock based compensation expense of $669,000 for 2016 as compared to $2.1 million for 2015.  R&D operating and occupancy decreased 40%, or approximately $1.8 million, to $2.7 million for 2016 as compared to $4.5 million for 2015.  This decrease was primarily due to decreases in legal and travel expenses.

General and administrative (“G&A”) expenses decreased 10%, or approximately $520,000, to $4.6 million for 2016 as compared to $5.1 million for 2015.  G&A payroll and benefits expense decreased 12%, or approximately $386,000, to $2.9 million for 2016 as compared to $3.2 million for 2015.  Included in payroll and benefits expense is a charge for non-cash stock based compensation expense of $1.3 million for 2016 as compared to $1.6 million for 2015.  Additionally, salaries for both 2016 and 2015 were $1.4 million.  G&A operating and occupancy expense, which includes expenses to operate as a public company, decreased 7%, or approximately $134,000, to $1.7 million for 2016 as compared to $1.8 million for 2015.  This decrease was primarily due to a decrease in professional services costs.

Total revenues and other income, which consisted solely of interest income, was $47,000 in 2016 as compared to $11,000 for 2015.  The increase was due to higher yields in 2016 as compared to 2015.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $8.7 million as of December 31, 2016 as compared to $21.4 million as of December 31, 2015.  Net cash of approximately $15.6 million was used in operating activities during 2016 as compared to $25.3 million for 2015.  The major use of cash for operating activities during 2016 was to fund our clinical development programs and associated administrative costs.  Cash used in investing activities was zero during 2016 and 2015.  Cash provided by financing activities during 2016 was $2.9 million due to 1,506,808 ATM Shares sold at a weighted average price of $1.91, net of related expenses.  Cash provided by financing activities during 2015 was $102,000 due to the receipt of $102,000 from a former 10% shareholder to the Company in accordance with Section 16(a) under the Securities Exchange Act of 1934, as amended.

As of December 31, 2016 we had 25,826,252 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues
Interest income	$5	$8	$47	$11
Total revenues	5	8	47	11

Expenses
Research and development	2,563	4,839	12,753	24,116
General and administrative	1,422	1,440	4,567	5,087
Total expenses	3,985	6,279	17,320	29,203

Net loss	$(3,980)	$(6,271)	$(17,273)	$(29,192)

Net loss per share - basic and diluted	$(0.16)	$(0.26)	$(0.70)	$(1.20)

Weighted average shares used in loss per share calculation:
Basic	25,545	24,318	24,660	24,298
Diluted	25,545	24,318	24,660	24,298

	CONSOLIDATED BALANCE SHEETS
	(in thousands)

		December 31,	December 31,
		2016	2015

Cash and cash equivalents		$8,688	$21,393
Other currents assets		66	84
Fixed assets (net)		3	8
Total assets		$8,757	$21,485

Accounts payable and accrued
expenses		$2,659	$2,918
Stockholders' equity		6,098	18,567
Total liabilities and
stockholders' equity		$8,757	$21,485

Contact:

Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com